UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 9, 2022
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First Watch Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40866 (Commission File Number)	82-4271369 (I.R.S. Employer Identification Number)
8725 Pendery Place, Suite 201, Bradenton, FL 34201
(Address of principal executive offices and zip code)
(941) 907-9800
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	FWRG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 9, 2022, First Watch Restaurant Group, Inc. (the “Company”) entered into an employment agreement with Christopher Tomasso, the Company’s President and Chief Executive Officer (the “Employment Agreement”). The Employment Agreement replaces in its entirety the employment agreement entered into as of August 21, 2017 between Mr. Tomasso and the Company’s subsidiary, First Watch Restaurants, Inc., which agreement was terminated and canceled pursuant to the terms of the Employment Agreement.
The Employment Agreement provides for a one-year term beginning on March 9, 2022, with automatic one-year renewals. The Employment Agreement provides that Mr. Tomasso will receive an annualized base salary and is eligible to participate in the Company’s annual cash bonus plan and equity incentive plan. Under the Employment Agreement, our board of directors may, in its discretion, change the amount of Mr. Tomasso’s annualized base salary to such greater amount as it may deem appropriate. In addition to the above, Mr. Tomasso participates in the employee benefits programs offered by us to our similarly-situated employees.
Mr. Tomasso may terminate the agreement at any time with 30 days’ prior written notice, provided, however, that we may accelerate Mr. Tomasso’s last day of employment to any date within the 30 day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Mr. Tomasso’s employment for death, “disability” or “cause,” as defined in the Employment Agreement, by written notice to Mr. Tomasso.
If we terminate Mr. Tomasso’s employment without “cause” or Mr. Tomasso terminates his employment for “good cause,” then we must provide Mr. Tomasso with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Mr. Tomasso, reimbursement for all expenses properly incurred under the terms of the Employment Agreement (the “Accrued Obligations”); (ii) continued payment of Mr. Tomasso’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his termination occurred. These payments (other than the Accrued Obligations) are subject to Mr. Tomasso’s execution and non-revocation of a waiver and release of claims.
In the event that Mr. Tomasso’s employment is terminated due to his death or disability, we must provide Mr. Tomasso’s beneficiaries with (i) the Accrued Obligations; (ii) continued payment of Mr. Tomasso’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his death or disability occurred.
For purposes of the Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Mr. Tomasso’s consent: (i) a material reduction in Mr. Tomasso’s annual base salary or annual bonus opportunity percentage; (ii) any material diminution in Mr. Tomasso’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Mr. Tomasso provides us with a prior written notice of his intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Employment Agreement, “cause” means (i) conviction for any crime involving moral turpitude, fraud or misrepresentation or Mr. Tomasso pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the Employment Agreement or any material Company policy or work rule; or (vii) failure to follow reasonable directions or instructions by our board of directors, or refusal or failure to substantially perform his duties and responsibilities under the Employment Agreement to the reasonable satisfaction of the board of directors.
The Employment Agreement includes confidentiality, non-compete and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
The foregoing description of the Employment Agreement is intended only as a summary and is qualified in its entirety by reference to the actual terms of the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Christopher Tomasso and First Watch Restaurant Group, Inc., dated March 9, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 11th day of March, 2022.

First Watch Restaurant Group, Inc. (Registrant)

By:	/s/ Jay Wolszczak
Name:	Jay Wolszczak
Title:	General Counsel & Secretary